Exhibit 10.7

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Cogent Biosciences Inc., a Delaware corporation (the “Company”), and Andrew Robbins (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on October 23, 2020, unless another date is agreed to in writing by the Company and the Executive (the “Effective Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.

(a)Term.  The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing on the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”).  The Executive’s employment with the Company shall be “at-will” and no provision of this Agreement shall be construed as altering the “at will” nature of Executive’s employment, and the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b)Position and Duties.  During the Term, the Executive shall serve as the President and Chief Executive Officer of the Company (the “CEO”) and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”).  In addition, the Company shall cause the Executive to be nominated for election to the Board and to be recommended to the stockholders for election to the Board as long as the Executive remains the CEO; provided that the Executive shall be deemed to have resigned from the Board and from any related positions upon ceasing to serve as the CEO for any reason. The Executive shall devote his full working time and efforts to the business and affairs of the Company, other than his time spent working as a member of the boards of directors of Harpoon Therapeutics and Turmeric Acquisition Corp.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the prior written approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities do not interfere in any material way with the Executive’s performance of his duties to the Company.

2.Compensation and Related Matters.

(a)Base Salary.  During the Term, the Executive’s initial annual base salary shall be $575,000.  The Executive’s base salary may be increased annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”) beginning in the first

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calendar quarter of 2022; provided that the decision whether to increase the Executive’s base salary and by what amount, if any, shall be made in the good faith discretion of the Board or the Compensation Committee.  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)Annual Incentive Compensation.  The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time.  The Executive’s initial target annual incentive compensation shall be 60% of his Base Salary, which target percentage may be increased annually by the Board or the Compensation Committee beginning in the first calendar quarter of 2022; provided that the decision whether to increase the target percentage and by what amount, if any, shall be made in the good faith discretion of the Board or the Compensation Committee.  The target annual incentive compensation in effect at any given time is referred to herein as the “Target Bonus.”  The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the good faith discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. The Executive’s annual incentive compensation for 2020, if any, shall be pro-rated based on the number of days in 2020 occurring following the Effective Date.  Except as otherwise provided herein, as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in any applicable incentive compensation plan, the Executive must be employed by the Company on the day such incentive compensation is paid in order to earn or receive any annual incentive compensation. Annual incentive compensation, if any, will be paid to the Executive prior to March 15 of the year following the year for which such incentive compensation is earned.

(c)Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d)Other Benefits.  During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e)Vacations.  During the Term, the Executive shall be entitled to take vacation in accordance with the Company’s applicable vacation policy as in effect from time to time for its senior executive officers.  The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

(f)Equity.  As a material inducement to the Executive to accept his offer of employment:

(i) The Executive will be granted on his first day of employment an option or options to purchase 3.5% of the Company’s fully-diluted equity as of the time of his hire (the “New Hire Option”), with an exercise price equal to the fair market value of such equity based on the closing price of the Company’s common stock on the date of

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grant. The New Hire Option will vest over four years starting on Executive’s first date of employment with the Company; 1/4th of the New Hire Option will vest on the first anniversary of the vesting start date and 1/48th of the New Hire Option will vest monthly thereafter for three years. The New Hire Option will be subject to the terms of a non-shareholder approved equity incentive plan to be approved by the Board pursuant to the “inducement exception” provided under NASDAQ Listing Rule 5365(c)(4) and applicable stock option agreements, which the Company anticipates will be similar in form to the terms of the Company’s other equity incentive plans and standard stock option agreements.

(ii)[***].

The calculation of the number of shares subject to the New-Hire Option [***] will be determined based on all of the shares of the Company’s common stock issued and outstanding and any securities convertible and exercisable for shares of common stock issued and outstanding (as of the date of grant for the New-Hire Option [***]), plus the unused portion of the 2018 stock option pool and shall not include any securities not yet sold as of the applicable date of grant for each such option pursuant to the Company’s existing equity line with Lincoln Park Capital and at-the-market facility (but shall include any securities already sold pursuant to such line and facility). The vesting for [***] the New Hire Option [***] will be subject to your continued employment on each applicable vesting date.

This Section 2(f) is for summary purposes only and, to the extent there are inconsistencies between this Agreement and the Company’s equity plans and applicable grant agreements (the “Equity Documents”), then the Equity Documents shall control.

3.Termination.  During the Term, the Executive’s at-will employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)Disability.  The Company may terminate the Executive’s employment if he is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section 3(b) shall be construed to waive the

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Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Termination by the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) Executive’s conviction of (or plea of no contest to) any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that results in material injury or reputational harm to the Company or any of its subsidiaries and affiliates; (iii) continued failure or refusal by the Executive to comply with the lawful and good faith directives of the Board (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such failure or refusal from the Board; (iv) a material breach by the Executive of any of the Continuing Obligations (as defined below); (v) a material violation by the Executive of any of the Company’s written employment policies regarding matters of significance, including but not limited to its policies regarding sexual harassment or other unlawful discrimination; or (vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction of or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)Termination by the Company Without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) shall be deemed a termination without Cause.  A termination of Executive’s employment pursuant to Section 3(a) or (b) as a result of his death or disability shall be deemed a termination without Cause for purposes of this Agreement.

(e)Termination by the Executive.  The Executive may terminate his employment hereunder at any time for any reason, including but not limited to, Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (as defined below) following the occurrence of any of the following events without the Executive’s written/email consent (each, a “Good Reason Condition”):  (i) a material diminution in the Executive’s responsibilities, authority or duties, including a material change in reporting relationship; (ii) a material diminution of more than 10% in the Executive’s Base Salary or target annual incentive compensation except for across-the-board salary or target annual incentive compensation reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a change in the geographic location at which the Executive provides services to the Company more than 40 miles away from the current location (Boulder, Colorado); (iv) a material breach of this Agreement by the Company; or (v) the Company’s failure to have any successor agree in writing to assume all of the Company’s obligations to Executive under this

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Agreement.  For purposes of this Agreement, “Good Reason Process” shall mean that: (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing/email of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written/email Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which the Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which the Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 14 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which the Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(h)Resignation of All Other Positions.  To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the ending of the Executive’s employment for any reason.  The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

4.Compensation Upon Termination.

(a)Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate): (i) (A) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); (B) any unused vacation that accrued through the Date of Termination; (C) if the Date of Termination occurs on or between January 1 and March 14 and provided that the Executive’s employment is terminated for any reason other than a termination by the Company

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for Cause under Section 3(c) or by the Executive without Good Reason under Section 3(e), an amount equal to the Executive’s Target Bonus for the preceding year if annual incentive compensation for the preceding year has not been paid by the Company as of the Date of Termination; and, (D) provided that the Executive’s employment is terminated for any reason other than a termination by the Company for Cause under Section 3(c), an amount equal to the Executive’s Target Bonus for the year in which such termination occurs pro-rated based on the portion of such year that the Executive was employed by the Company, all on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)Termination by the Company Without Cause or by the Executive for Good Reason Outside the Change in Control Period.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), in each case outside the Change in Control Period (as defined below), then, in addition to the Accrued Benefit, and subject to (x) the Executive signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities and a reaffirmation of all of the Executive’s Continuing Obligations and shall provide that if the Executive breaches any of the Continuing Obligations all payments by the Company to the Executive pursuant to this Section 4(b) shall immediately cease; provided that, for the avoidance of doubt, such separation agreement shall not include a post-employment non-competition or customer non-solicitation restriction (the “Separation Agreement and Release”), and (y) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:

(i)the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) 12 months of the Executive’s current Base Salary (or if higher, Executive’s Base Salary immediately prior to any material reduction in Base Salary that constituted a Good Reason Condition) plus (B) 100% percent of the Executive’s Target Bonus for the then-current year (the “Severance Amount”);

(ii)notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (including, but not limited to, the New Hire Option [***], and any performance grants with a time-based vesting component) and which would have vested (or in the case any performance grants, which could have vested) if he had remained employed for an additional 12 months following the Date of Termination (the “Time-Based Equity Awards”) shall immediately accelerate and become fully vested and exercisable or nonforfeitable (the “Accelerated Vesting”) as of the later of (A) the Date of Termination or (B) the Effective Date of the Separation Agreement and Release (in either event, the “Accelerated Vesting Date”); provided that any termination or forfeiture of any shares that may accelerate pursuant to this subsection will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due

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to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein (at which time the unvested portion of the Executive’s Time-Based Equity Awards will be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur after the Executive’s Date of Termination unless the Accelerated Vesting occurs; and

(iii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation coverage, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to Executive’s monthly COBRA premiums for himself and his eligible dependents.

The amounts payable under this Section 4(b), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”) shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement, all payments under this Section 4(b) shall immediately cease.

5.Severance Pay and Benefits Upon Termination by the Company within the Change in Control Period.  The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined below) of the Company.  These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.  These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment either by the Company without Cause as provided in Section 3(d) or by the Executive for Good Reason as provided in Section 3(e), if such termination of employment occurs within the period commencing 90 days prior to, and ending 12 months after, the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”).  These provisions shall terminate and be of no further force or effect beginning on the 12-month anniversary of a Change in Control.

(a)Change in Control.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e) and, in each case the Date of Termination occurs within the Change in Control Period, then, in addition to the Accrued Benefit, and subject to (x) the signing of the Separation Agreement and Release by the Executive, which shall be defined in the same manner as set forth in Section 4(b), except that

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such Separation Agreement and Release shall provide that if the Executive breaches any of the Continuing Obligations, all payments by the Company to the Executive pursuant to this Section 5(a) shall immediately cease, and (y) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:

(i)the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) 18 months of the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to (i) the Change in Control, or (ii) any material reduction in Base Salary that constituted a Good Reason Condition, whichever is higher) plus (B) 150% percent of the Executive’s Target Bonus for the then-current year (collectively the “Change in Control Payment”);

(ii)notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards subject to vesting held by the Executive shall immediately accelerate and become fully vested and exercisable or nonforfeitable (the “Change in Control Accelerated Vesting”) as of the Accelerated Vesting Date; provided that (A) for any stock options or other stock-based awards that are not subject to solely time-based vesting, the vesting of performance vesting criteria will be deemed to be achieved at target performance levels and (B) any termination or forfeiture of any shares that may accelerate pursuant this subsection will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein (at which time the unvested portion of the Executive’s equity awards will be forfeited). Notwithstanding the foregoing, no additional vesting of Executive’s equity awards shall occur after the Executive’s Date of Termination unless the Change in Control Accelerated Vesting occurs; and

(iii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation coverage, then the Company shall pay to the Executive a monthly cash payment for 18 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to Executive’s monthly COBRA premiums for himself and his eligible dependents.

The amounts payable under this Section 5(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement, all payments under this Section 5(a) shall immediately cease.

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(b)Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)For purposes of this Section 5(b), the “After Tax Amount” shall mean the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)The determination of the reduction provided in Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)Definitions.  For purposes of this Section 5, the following terms shall have the following meanings:

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“Change in Control” shall mean any of the following:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)the consummation of (A) any consolidation or merger of the Company (or a wholly-owned subsidiary of the Company) where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the equity securities of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50% or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation

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from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Executive’s separation from service, or (ii) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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7.Continuing Obligations.

(a)Restrictive Covenants Agreement.  As a condition of the commencement of the Executive’s employment, the Executive is required to enter into the Employee Confidentiality, Assignment and Nonsolicitation Agreement (the “Restrictive Covenants Agreement”), a copy of which is attached hereto as Exhibit A.  For purposes of this Agreement, the obligations in this Section 7 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b)Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information (other than confidentiality and non-use restrictions and invention assignment obligations with prior employers, if any), or the Executive’s engagement in any business (other than his employment and noncompete agreements with Array BioPharma Inc.).  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information.  The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).

(d)Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable

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relief to restrain any such breach without showing or proving any actual damage to the Company.

8.Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Denver, Colorado in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  The Company shall pay all of the arbitration fees for any such arbitration including, but not limited to, AAA administrative fees and costs, and arbitrator fees; provided that, for the avoidance of doubt, the Company and the Executive are each responsible for their own attorney’s fees. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding.   The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Restrictive Covenants Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.  In any arbitration or other litigation between the parties that is based upon or arises out of this Agreement, the parties’ employment relationship, or the termination of that relationship, the prevailing party shall be entitled to recover from the losing party its reasonable litigation costs and attorney’s fees incurred in such litigation.

9.Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the exclusive jurisdiction of the appropriate State or federal courts sitting in Denver, Colorado.  Accordingly, with respect to any such court action, the parties: (a) submits to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.Integration.  This Agreement, together with the Restrictive Covenants Agreement and the Equity Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

11.Withholding; Tax Effect.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect

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associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

12.Successors and Assigns.  Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further, that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 4 or pursuant to Section 5 of this Agreement solely as a result of such transaction.  This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.  In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

13.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

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17.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18.Effect on Other Plans and Agreements.  An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies, except as otherwise provided in Section 7 hereof and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise.  In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both.  Further, Section 4 and Section 5 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 4 and Section 5 of this Agreement.

19.Governing Law.  This is a Colorado contract and shall be construed under and be governed in all respects by the laws of the State of Colorado, without giving effect to the conflict of laws principles of such State.

20.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21.Conditions.  Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, if so requested by the Company, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.

22.Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

Cogent BIOSCIENCES, Inc.

/s/ Peter Harwin

Peter Harwin

Board Chairman

EXECUTIVE

/s/ Andrew Robbins

Andrew Robbins

16

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